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                                                                     Exhibit 5.1

                                ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com


                              October 4, 2000

WebMD Corporation
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326

         Re:      Form S-8 Registration Statement --

Ladies and Gentlemen:

         We have acted as counsel for WebMD Corporation, a Delaware corporation (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 74,559,937 shares of the Corporation's Common Stock, par value $0.0001 per share ("Common Stock"), that may be issued (i) upon the exercise of stock options assumed by the Corporation in connection with its mergers with Medical Manager Corporation, CareInsite, Inc. and OnHealth Network Corporation as listed on the cover page to the Registration Statement (the "Assumed Options"), (ii) upon the grant and exercise of awards granted under the WebMD 2000 Long-Term Incentive Plan (the "2000 LTIP"), (iii) upon the issuance of shares under the WebMD Corporation 1998 Employee Stock Purchase Plan (the "1998 ESPP"); or (iv) upon the exercise of that certain Series B Preferred Stock Purchase Warrant issued July 11, 1997 to W. Michael Long (the "Long Warrant"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Corporation, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. The opinions set forth herein are limited to the laws of the State of Delaware.

         Based upon the foregoing, it is our opinion that the 74,497,437 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the exercise of the Assumed Options or the Long Warrant, or upon the grant or exercise of rights or awards granted under the 2000 LTIP or the 1998 ESPP, when issued in accordance with the terms and conditions of the


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agreements evidencing such options or the applicable plan document, will be validly issued, fully paid and nonassessable.

         This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                             Sincerely,

                                             ALSTON & BIRD LLP


                                             By: /s/ Laura G. Thatcher
                                                --------------------------------
                                                A Partner


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